Exhibit 99.1
News Release
Contact Information:
Steven Moore
408-200-9221
smoore@pixelworks.com
Pixelworks Completes Additional Bond Repurchases
PORTLAND, Ore., May 13, 2009 — Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of powerful video and pixel processing technology, announced today that the Company has completed the repurchase of an additional $17.8 million principal amount of its outstanding 1.75% convertible subordinated debentures in a combination of open market and private transactions. The purchase price ranged from 72 to 78 percent of face value. This follows repurchases of approximately $27 million of Pixelworks’ outstanding debentures in February 2009 and approximately $79.4 million in 2008. Pixelworks’ bond repurchases to date have reduced the Company’s long-term debt from $140.0 million at the beginning of 2008 to approximately $15.7 million.
About Pixelworks, Inc.
     Pixelworks, headquartered in Portland, Oregon, is an innovative designer, developer and marketer of video and pixel processing technology, semiconductors and software for high-end digital video applications. At design centers in Shanghai and San Jose, Pixelworks engineers push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide. For more information, please visit the Company’s Web site at www.pixelworks.com.
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